ADVERTISEMENT APPEARING IN NEWSPAPERS COMMENCING JUNE 26, 1998



                            AN INDEPENDENT ASSESSMENT
                      OF THE J.C. NICHOLS/HIGHWOODS MERGER


Institutional Shareholder Services (ISS), the world's leading, independent provider of proxy voting and corporate governance services, recently issued a report regarding the proposed Highwoods transaction.*

In the conclusion to its 12 page report, ISS said;

     "ISS BELIEVES THAT THE JCN BOARD AND MANAGEMENT HAVE MADE A GOOD-FAITH EFFORT TO OBTAIN A FAIR VALUE ON BEHALF OF SHAREHOLDERS, BOTH WITH HIGHWOODS AND IN THEIR WILLINGNESS TO ALLOW OTHER PARTIES...TO CONDUCT DUE
     DILIGENCE....BASED ON THE CERTAINTY OF THE OFFER, THE ATTRACTIVE OFFER
     PRICE, THE DIVIDEND PAYMENT, MORGAN STANLEY'S FAIRNESS OPINION, AND THE STRATEGIC BENEFITS THAT WILL ACCRUE FROM THE TRANSACTION, WE BELIEVE THE MERGER AGREEMENT WARRANTS SHAREHOLDER SUPPORT."

     "WE RECOMMEND A VOTE FOR THE MERGER AGREEMENT."

You may be aware that Blackacre Capital Management LLC, a private New York based investment fund, is making a last minute attempt to convince you they will offer $70 per share for the J.C. Nichols Company.

You should know the following:

  o  THE BLACKACRE OFFER IS HIGHLY CONDITIONAL.
     The Blackacre offer depends upon the completion of due diligence - which they themselves had said would be "simplest" if started after the vote on the Highwoods merger has taken place.

  o  THERE IS NO GUARANTEE AN OFFER WILL BE MADE.
     If the Highwoods offer is voted down, Blackacre is under no obligation to make an offer at any price.

     They have said nothing in their letters or advertisements that commits them to making an offer at any price.

  o BLACKACRE HAS INDICATED THAT IT WILL NOT TERMINATE THE ESOP TRUST. Highwoods' termination of the ESOP Trust will allow full distribution to all ESOP participants.

In its independent report, ISS said the following:

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     "The prices proposed by Intell and Cerberus [Blackacre] may be tantalizing, but neither party is under any obligation to complete a transaction at any price. Indeed, a defeat of the Highwoods merger could entice either one to come back with a lowball bid.

     "....[Blackacre] has been involved with JCN for almost a year, which makes its decision to enter the bidding fray only two weeks before the shareholders' meeting striking....[I]t is clearly bent on impeding the
     Highwoods deal."

The J.C. Nichols Board of Directors continues to believe that the Highwoods transaction serves the best interests of all shareholders, including ESOP participants, and urges you to vote FOR the merger at the July 1 meeting.





*Neither J.C. Nichols nor Highwoods is a member of ISS or pays ISS for its reports.